EXHIBIT 21
LIST OF SUBSIDIARIES
Sapient Australia Pty. Ltd. (Australian company, wholly-owned)
Sapient Canada Inc. (Ontario corporation, wholly-owned)
Sapient Corporation Private Limited (India company, wholly-owned)
Sapient GmbH (German company, wholly-owned)
Sapient Government Services, Inc. (Delaware corporation, wholly-owned)
Sapient Limited (UK limited liability company, wholly-owned)
Sapient Netherlands B.V. (Netherlands company, wholly-owned)
Sapient Sweden AB (Sweden company, wholly-owned)
Sapient Securities Corporation (Massachusetts corporation, wholly-owned)
Sapient Switzerland AG (Swedish company, wholly-owned)